Signing Authority
The undersigned hereby authorizes Mark R.
Townsend, Vivian Coates or Jennifer S.
Sim to sign any Form ID, Form 3, Form 4, or Form 5 relating to beneficial ownership and changes in beneficial ownership of equity securities of V.F.
Corporation (the "Company"), and any
amendment thereto, and to file the Form
(with exhibits and related documents)
with the Securities and Exchange
Commission, and submit a copy to any
securities exchange or automated
quotation system and to the Company.
This signing authority will expire two
years after the date at which the
undersigned ceases to be subject to
filing requirements under Section 16(a)
under the Securities and Exchange Act of 1934, as amended, with respect to the Company

/s/ Bryan H. McNeill
Printed Name: Bryan H. McNeill
Date: October 22, 2023